SCHEDULE 14C INFORMATION

             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934

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                                CNI Charter Funds
                                -----------------
                (Name of Registrant as Specified in Its Charter)


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                     IMPORTANT NEWS ABOUT CNI CHARTER FUNDS



March __, 2006


Dear Shareholders of the AHA Full Maturity Fixed Income Fund:


CNI Charter Funds (the "Trust") has appointed Boyd Watterson Asset Manager LLC as sub-adviser to a portion of the AHA Full Maturity Fixed Income Fund (the "Fund"), effective December 19, 2005. Robert W. Baird & Company Incorporated continues to oversee a portion of the Fund. CCM Advisors, LLC continues to serve as investment adviser to the Fund.

The next few pages of this package feature more information about the new sub-adviser, including its investment processes and styles. Please take a few moments to read them and call us at 1-888-889-0799 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in CNI Charter Funds.

Sincerely,

----------------
Vernon C. Kozlen
President & Chief Executive Officer


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                                CNI CHARTER FUNDS

                              INFORMATION STATEMENT
                             TO SHAREHOLDERS OF THE
                             AHA FULL MATURITY FIXED
                                   INCOME FUND

This document is an Information Statement and is being furnished to shareholders of the AHA Full Maturity Fixed Income Fund (the "Fund"), a series of CNI Charter Funds (the "Trust"), in lieu of a proxy statement pursuant to the terms of an exemptive order issued by the Securities and Exchange Commission (the "SEC"). CCM Advisors, LLC ("CCMA") serves as the investment adviser for the Fund. The exemptive order permits CCMA and the Board of Trustees of the Fund (the "Board") to employ additional sub-advisers, terminate sub-advisers, and modify sub-advisory agreements without prior approval of the Fund's shareholders.

Under the SEC order, if CCMA and the Board retain a new sub-adviser, CCMA is required to provide an Information Statement to shareholders of the affected portfolios of the Trust explaining any change. The Board reviews advisory and sub-advisory agreements annually.

This Information Statement is being mailed on or about March __, 2006 to the shareholders of the Fund of record as of February 14, 2006 (the "Record Date"). The Fund will bear the expenses incurred in connection with preparing this Information Statement. As of the Record Date, 3,028,805 Institutional Class shares and 13,311 Class A shares of the Fund were issued and outstanding. Information on shareholders who owned beneficially more than 5% of the shares of the Fund as of the Record Date is set forth in Appendix A. To the knowledge of CCMA, the executive officers and trustees of the Trust as a group owned less than 1% of the outstanding shares of the Fund and of the Trust as of the Record Date.



 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


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Appointment of Boyd Watterson Asset Management LLC as a Sub-Adviser to the AHA
Full Maturity Fixed Income Fund

On December 1, 2005, the Board approved Boyd Watterson Asset Management LLC ("Boyd Watterson") as sub-adviser to a portion of the AHA Full Maturity Fixed Income Fund (the "Fund"). CCM Advisors, LLC ("CCMA") continues to oversee Boyd Watterson as a sub-adviser to a portion of the Fund. CCMA entered into a sub-advisory agreement with Boyd Watterson (the "Agreement") effective December 19, 2005, to manage the Fund, subject to the supervision of CCMA and the Trust's Board of Trustees (the "Board").

No officers of the Trust or trustees of the Trust (each a "Trustee") are officers, employees, directors, general partners or shareholders of Boyd Watterson. In addition, since October 1, 2005, the beginning of the Trust's last fiscal year, no Trustee has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which Boyd Watterson, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities was or is to be a party.

At its December 1, 2005 meeting, in connection with its review of CCMA's proposed sub-advisory agreement, the Board considered a variety of matters including the background, education and experience of its key portfolio management and operational personnel; its overall financial strength and stability; its regulatory compliance systems and procedures; its resources and related efforts to retain, attract and motivate capable personnel to serve the Fund; and the overall general quality and depth of its organization. The Board also reviewed Boyd Watterson's investment philosophy and processes as well as brokerage, trading and soft dollar practices.

The Board reviewed information regarding the performance of Boyd Watterson's high quality fixed income product, noting that its return for the five-year period ended September 30, 2005 was higher than the return of its benchmark the Lehman Government/Credit Intermediate Index. The Board also noted that Boyd Watterson's high quality fixed income product ranked in the upper 30th percentile of the universe of comparable intermediate fixed income managers selected by Mobius for the one- and five-year periods ended September 30, 2005.

The Board also reviewed information regarding the advisory fees to be charged by Boyd Watterson and noted that Boyd Watterson would charge the same fees as those previously charged by the prior sub-adviser to Boyd Watterson's portion of the Fund, which were lower than Boyd Watterson's standard fee schedule for institutional clients. They noted that CCMA pays the Fund's sub-advisory fees out of CCMA's advisory fee. The Board also considered that the Fund's asset levels were not so substantial that they could lead to significant economies of scale.

The Board also considered information prepared by Boyd Watterson relating to its projected costs and profits with respect to the Fund, as well as the methodologies used to determine and allocate such costs to its management of the Fund. The Board noted that neither Boyd Watterson nor its affiliates would receive benefits other than investment advisory fees as a result of its relationship with the Fund, except the intangible benefits of the favorable publicity arising in connection with the Fund's performance.


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Based on its review, including its consideration of each of the factors referred to above, the Board concluded that the Agreement represents fair and reasonable compensation in light of the nature and quality of the services to be provided by Boyd Watterson to the Fund and its shareholders, and that approval of the Agreement was in the best interests of the Fund and its shareholders.

Boyd Watterson Asset Management LLC

Boyd Watterson's principal offices are located at 1801 East Ninth Street, Suite 1400, Cleveland, Ohio 44144, and is a wholly owned subsidiary of Mercantile Bankshares Corporation, located at Two Hopkins Plaza, Baltimore, Maryland 21201. Boyd Watterson was founded in 1928 and provides equity and fixed income investment management services to individuals and institutions. As of December 31, 2005, Boyd Watterson managed assets of approximately $2.9 billion.

Day-to-day management of the portion of the Fund managed by Boyd Watterson is the responsibility of its Fixed Income Group, which establishes Boyd Watterson's fixed income investment strategy. Deborah S. Winch, who has primary responsibility for managing Boyd Watterson's portion of the Fund, is a Senior Vice President and Senior Strategist, and has been employed by Boyd Watterson since 1992. David M. Dirk (Vice President, Senior Strategist) and James R. Shirak (Senior Vice President, Lead Fixed Income Strategist) are also involved in portfolio analysis and in securities transactions for the Fund, and have been employed by Boyd Watterson since 1996 and 1999, respectively.

Terms of Sub-Advisory Agreement

The Agreement will continue in force until December 18, 2007, unless sooner terminated as provided in certain provisions contained in the Agreement. The Agreement will continue in force from year to year thereafter with respect to the Fund so long as it is specifically approved for the Fund at least annually in the manner required by the Investment Company Act of 1940, as amended (the "1940 Act").

The Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated with respect to the Fund at any time without payment of any penalty by CCMA or Boyd Watterson on sixty days prior written notice to the other party. The Agreement may also be terminated with respect to the Fund at any time without payment of any penalty by action of the Board or by a vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act) on sixty days prior written notice to Boyd Watterson by the Trust. In addition, the Agreement may be terminated with respect to the Fund at any time upon written notice, without payment of any penalty, by CCMA, the Board, or a vote of a majority of the outstanding voting securities of the Fund if Boyd Watterson or any of its officers or directors has breached any representation or warranty in the Agreement or has taken any action which results in a material breach of Boyd Watterson's covenants under the Agreement. The Agreement will automatically terminate with respect to the Fund if the Investment Management Agreement between CCMA and the Trust with respect to the Fund is terminated, assigned or not renewed.


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Boyd Watterson is entitled to an annual fee for its investment advisory services equal to a percentage of the average daily net assets of the portion of Fund for which it serves as sub-adviser. All sub-advisory fees are paid by CCMA and not the Fund. Because CCMA pays Boyd Watterson out of its own fees received from the Fund, there is no "duplication" of advisory fees paid. There will be no increase in advisory fees to the Fund and its shareholders in connection with the addition of Boyd Watterson as sub-adviser to a portion of the Fund.

Additional Disclosure Regarding Boyd Watterson

The names and principal occupations of the principal executive officer and each director of Boyd Watterson, all located at 1801 East Ninth Street, Suite 1400, Cleveland, Ohio 44144, are listed below:



Name                                      Principal Occupation/Title
Clyde E. Bartter                          Chairman and CEO
Timothy M. Hyland                         President/Director
Brian L. Gevry                            Chief Operating Officer/Director
Roy D. Hoke                               Executive Vice President
Michael E. Bee                            Executive Vice President
David L. Meyer                            Director
Kevin McCreadie                           Director
Ellen D. Harvey                           Director
Robert M. Law                             Director
James C. Vokac                            Chief Compliance Officer


                               General Information

The principal executive offices of the Trust are located at 400 North Roxbury Drive, Beverly Hills, California 90210. The principal executive offices of CCMA are located at 190 South LaSalle Street, Suite 2800, Chicago, Illinois 60603. The Trust's administrator is SEI Global Funds Services, Inc. and the Trust's transfer agent is SEI Investments Management Corporation (d.b.a. SEI Institutional Transfer Agency). The Trust's distributor is SEI Investments Distribution Co., located at the same address. The Trust's custodian is Wachovia Bank, N.A., located at 123 South Broad Street, Philadelphia, Pennsylvania 19109. Counsel to the Trust is Paul, Hastings, Janofsky & Walker LLP, 515 South Flower Street, Los Angeles, California 90071.

The Trust will furnish, without charge, a copy of the most recent Annual Report and Semi-Annual Report to Shareholders of the Trust upon request. Requests for such reports should be directed to CNI Charter Funds, c/o SEI Investments Distribution Co., One Freedom Valley Drive, Oaks, Pennsylvania 19456, or by calling 1-888-889-0799.


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                                   APPENDIX A

           Shareholders Owning Beneficially or of Record More than 5%
                   of the AHA Full Maturity Fixed Income Fund
                                 Class A Shares

Shareholder Name and Address                 Percentage of Shares Owned as of
                                             February 14, 2006
City National Bank Cust                                      99.07%
FBO Convergent Cap Mgt LLC
PO Box 60520
Los Angeles, CA 90060-0520



           Shareholders Owning Beneficially or of Record More than 5%
                   of the AHA Full Maturity Fixed Income Fund
                           Institutional Class Shares

Shareholder Name and Address                    Percentage of Shares Owned as of
                                                February 14, 2006
Baptist Health Care Corporation                                 42.94%
1000 W. Moreno St.PO Box 17500
Pensacola, Fl 3252-7500

Wachovia Bank N.A.                                               15.73%
FBO Employees of Dearborn City Hospital
600 Wilson Creek Rd
Lawrenceburg, IN 47025-2751

Lewistown Hospital                                               15.04%
400 Highland Ave.
Lewistown, PA 17044-1167

Banctrust Co Tr                                                  7.75%
Escambia County Alabama Comm Hospitals Inc Pension Plan
PO Box 469
Brewton, AL 36427-0469

Wabash County Hospital Plant Fund
710 N. East St.                                                  5.89%
Wabash, IN 46992-1924


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